Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE OF CLAIMS

This Separation Agreement and Mutual Release of Claims (this “Agreement”) is entered into by and between Chris DeAlmeida (“Employee”) and Wrap Technologies, Inc. (the “Company”).

BACKGROUND

Reference is made to that certain offer letter by and between Employee and the Company dated July 13, 2022 (the “Offer Letter”).

Employee’s employment with the Company ended January 5, 2024 (the “Termination Date”).

The parties wish for Employee to receive the severance benefits as set forth in this Agreement, which benefits are conditioned upon Employee’s timely execution of this Agreement and Employee’s compliance with the terms of this Agreement.

The parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.

AGREEMENT

In consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby acknowledge and agree as follows:

1.        Termination of Employment. Employee’s employment with the Company terminated without cause as of January 5, 2024 (the “Termination Date”). As of the Termination Date, Employee did not have any further employment relationship with the Company or any other Company Party. Employee acknowledges and agrees that, as of the Termination Date, Employee resigned as an officer of the Company and each affiliate of the Company for which Employee served as an officer. For the avoidance of doubt, Employee acknowledges and agrees that as of the Termination Date, he no longer served as an officer or director of the Company or any of its affiliates.

2.        Separation Benefits. Provided that Employee signs this Agreement on or within 21 days of the Termination Date and does not revoke this Agreement as provided by Section 7(f) below and abides by each of Employee’s commitments set forth herein, then the Company will make severance payments to Employee in a total amount equal to $137,500, which amount represents six months’ worth of Employee’s base salary as in effect immediately prior to the Termination Date (such total severance payments being referred to as the “Severance Payment”), which Severance Payment shall be paid in substantially equal installments on the Company’s regular payroll dates between the Effective Date (as defined in Section 7(f) below) and the date that is six months following the Termination Date (provided, that the first installment shall include any payments that would have otherwise been made between the Termination Date and the Effective Date).

3.       Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee has been entitled during Employee’s employment with the Company or any other Company Party, and Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Employee is owed or has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements. Notwithstanding the foregoing, Employee remains entitled to receive (if still unpaid as of the date that Employee signs this Agreement) Employee’s base salary for services performed in the pay period in which the Termination Date occurred. For the avoidance of doubt, Employee had no right to the consideration described in Section 2 above (or any portion thereof) but for Employee’s entry into this Agreement and satisfaction of the terms herein.

4.        Mutual Release of Claims.

(a)      For and in consideration of the right to receive the consideration described in Section 2 of this Agreement and the Company’s release of claims described in Section 4(b) below, Employee fully and irrevocably releases and discharges the Company, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys (collectively, the “Company Parties”) from any and all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise (collectively, “Claims”) arising or existing on, or at any time prior to, the date this Agreement is signed by Employee. Such released Claims include, without limitation, Claims relating to or arising out of: (i) Employee’s hiring, compensation, benefits and employment with the Company, (ii) Employee’s separation from employment with the Company, and (iii) all Claims known or unknown or which could or have been asserted by Employee against the Company, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, under the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Employee Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the Texas Labor Code, the Texas Commission on Human Rights Act and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Employee Retirement Income Security Act of 1974, as amended; claims arising under the Fair Labor Standards Act; claims related to the COVID-19 pandemic and related mandates, policies and/or protocols; or any other statutory, contractual or common law claims. Nothing herein shall be construed to release or waive any of Employee’s rights or claims that may arise from acts or events that occur after the date on which Employee sign this Agreement. It is further agreed that nothing in this Agreement is intended to or shall be construed to release (1) any claims that cannot be waived by law, such as claims for unemployment benefit rights, workers’ compensation, or healthcare continuation coverage pursuant to COBRA, (2) any vested benefits that Employee has earned or accrued as a result of Employee’s employment with the Company; (3) Employee’s right to enforce this Agreement; (4) any rights Employee may pursuant to any outstanding equity awards in accordance with the award agreements relating to such awards; or (5) any rights Employee has to indemnification under the Company’s by-laws or applicable insurance.

(b)      The Company fully and irrevocably releases and discharges Employee from any and all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise arising or existing on, or at any time prior to, the date this Agreement is signed by the Company. The Company’s release shall not apply to (i) any of Employee’s obligations or any breach arising under this Agreement, or (ii) any of Employee’s actions or omissions in Employee’s capacity as a Company employee or service provider prior to the date on which Employee executes this Agreement that could give rise to a claim of fraud or gross negligence.

5.         No Legal Actions.  Each party represents that he or it has not filed or caused to be filed any lawsuit, complaint, or charge against any of the Company Parties or Employee, as applicable, in any court, any municipal, state, or federal agency, or any other tribunal.  Each party further represents that he or it has no unasserted claims (whether by his or it or any other individual or entity) against the Company or Employee, as applicable, currently in existence, and no unreported workplace injuries or occupational diseases.  To the fullest extent permitted by law, each party agrees that he or it will not sue or file a complaint in any court, or file or pursue a demand for arbitration, pursuing any claims released under this Agreement, or assist or otherwise participate in any such proceeding.  Each party represents and warrants further that he or it has not assigned or conveyed to any other person or entity any of his rights vis-à-vis the Releasees or Employee, including any of the claims released in this Agreement.  Each party further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any proceeding made in violation of this Agreement.

6.         No Interference. Nothing in this Agreement is intended to interfere with Employee’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity (including, without limitation, the Securities and Exchange Commission), or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee further acknowledges that nothing in this Agreement is intended to interfere with Employee’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. However, by executing this Agreement, Employee hereby waives the right to recover any damages or benefits in any proceeding Employee may bring before the EEOC, any state human rights commission, or any other government agency or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency on Employee’s behalf with respect to any claim released in this Agreement; provided, however, for purposes of clarity, Employee does not waive any right to any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or any other similar provision.

7.        Employee’s Acknowledgements. By executing and delivering this Agreement, Employee expressly acknowledges that:

(a)       Employee has carefully read this Agreement;

(b)       Employee has had sufficient time to review and consider this Agreement before the execution and delivery hereof to the Company;

(c)       Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Agreement;

(d)       Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this document; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement; and

(e)       No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

(f)       Employee acknowledges that Employee does not waive rights or claims that may arise after the date this Agreement is executed, that Employee has been given 21 days from receipt of this Agreement in which to consider whether Employee wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original 21-day consideration period. The Company agrees, and Employee represents that Employee understands, that Employee may revoke Employee’s acceptance of this Agreement at any time for 7 days following Employee’s execution of the Agreement and must provide notice of such revocation by giving written notice to the Company. If not revoked by written notice received on or before the 8th day following the date of Employee’s execution of the Agreement, this Agreement shall be deemed to have become enforceable and on such 8th day (the “Effective Date”).

8.        Mutual Non-Disparagement. Employee agrees not to disparage the Company or any other, Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Company Party. No later than the Termination Date, the Company will instruct its directors and executive officers not to disparage Employee. This Agreement will not prohibit Employee or any Company Party from making any disclosure required by law, engaging in the legal process, making disclosures to governmental authorities, or providing truthful testimony in response to a subpoena or in any legal proceeding.

9.        Continued Cooperation. Following the Termination Date and through January 31, 2024 (or to such later date as may be agreed to by the parties in writing)(the “Cooperation Period”), Employee agrees to cooperate fully with the Company and each of its affiliates regarding any matter, event, or issue relating to Employee’s employment with the Company, occurring during Employee’s employment with the Company, or relating to Employee’s knowledge of the Company and its business. Employee acknowledges and agrees that such cooperation shall include, without limitation, being available to meet, at the Company’s request, with the Company or its attorneys, investors, customers, suppliers, or other third parties; preparing for, traveling to, attending, and participating in any proceeding; serving as a witness in connection with any litigation or other legal proceeding affecting the Company or any of its affiliates; providing truthful affidavits, declarations, and testimony; and assisting with any audit, inspection, or other inquiry. In performing such services, Employee agrees to cooperate with the Company in all respects. If any inquiry is made of Employee regarding Company matters, including from customers, vendors, employees, or other third-parties, Employee agrees to immediately direct such inquiries to an individual (or individuals) directed in writing by the Company, which individual as of the Termination Date shall be Scot Cohen. In seeking Employee’s cooperation in conformance with this paragraph, the Company agrees to do so generally during normal business hours and in a reasonable manner that avoids disruptions to Employee’s business or personal obligations. To the extent Employee provides cooperation pursuant to this Section 9, the Company shall compensate Employee at an hourly rate of $175 for all hours worked by Employee that were requested by the Company. The Company also shall pay reasonable expenses that are pre-approved by the Company and incurred by Employee, as necessary for Employee to comply with this provision.

10.        Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the matters herein provided; provided, however, this Agreement is in addition to and complements (and does not supersede or replace) all of Employee’s obligations to the Company and the other Company Parties with regard to confidentiality, non-disclosure, and return of property (regardless of whether such obligations arise by contract, statute, common law, or otherwise). No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each party.

11.        Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.        Assignment; Third-Party Beneficiaries. This Agreement is personal to Employee and may not be assigned by Employee. The Company has the right to assign this Agreement to any affiliate or successor. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third party beneficiaries of this Agreement. Each Company Party that is not a signatory hereto is an intended third-party beneficiary of Employee’s release and representations herein and shall be entitled to enforce such release and representations as if a party hereto.

13.        Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, agreements, instruments and other documents shall be deemed to refer to such laws, regulations, agreements, instruments and other documents as they may be amended, supplemented, modified and restated from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

14.        Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company and any of its affiliates, including all computer files and other electronically stored information, client materials, electronically stored information and other materials provided to Employee by the Company or any of its affiliates in the course of Employee employment and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

15.         No Waiver. No failure by any party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.        Severability and Modification. To the extent permitted by applicable law, any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

17.        Withholding of Taxes and Other Employee Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

18.        Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

19.        Section 409A. Neither this Agreement nor the payments provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[Signatures begin on the following page]

The parties have executed this Agreement with the intent to be legally bound.

CHRIS DEALMEIDA

Chris DeAlmeida

Date:

WRAP TECHNOLOGIES, INC.

By:

Name: Scot Cohen

Title: Executive Chairman

Date: